News Release
Corporate Headquarters	For Immediate Release | July 29, 2019
217 North Monroe Street
Tallahassee, FL 32301

For Information, Contact:

Brooke Hallock

Hallock.brooke@ccbg.com

850.402.8525

Capital City Bank Group Board of Directors Announces New Member

TALLAHASSEE, Fla., July 29, 2019 – Capital City Bank Group announces Robert Antoine has joined its board of directors.

Until his retirement from Deloitte & Touche LLP in May 2019, Antoine was a partner in the firm’s Banking and Securities practice for more than 21 years. During his tenure, he advised clients on a broad range of issues affecting corporate governance, internal controls, information security and regulatory compliance. Prior to Deloitte & Touche, Robert held a number of executive positions in internal audit and financial management.

“The expertise Robert brings will be of immeasurable value to the Capital City Bank Group board,” said William G. Smith Jr., chairman, president and CEO. “He regularly provides guidance on an array of issues financial institutions face today, from regulatory concerns to risk, and I am confident Robert's contributions will complement, strengthen and enhance our existing board.”

Robert is a Certified Internal Auditor and a Certified Public Accountant in Florida. He earned his Accounting degree from the University of West Florida in Pensacola and a Master of Business Administration from Western New England College in Springfield, Ma. He is a member of the National Association of Corporate Directors, the American and Florida Institutes of Certified Public Accountants, the Financial Executives Institute, the Institute of Internal Auditors and the National Association of Black Accountants.

About Capital City Bank Group, Inc.

Capital City Bank Group, Inc. (Nasdaq:CCBG) is one of the largest publicly traded financial holding companies headquartered in Florida and has approximately $3 billion in assets. We provide a full range of banking services, including traditional deposit and credit services, mortgage banking, asset management, trust, merchant services, bankcards, data processing and securities brokerage services. Our bank subsidiary, Capital City Bank, was founded in 1895 and now has 57 banking offices and 81 ATMs in Florida, Georgia and Alabama. For more information about Capital City Bank Group, Inc., visit www.ccbg.com.

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